Exhibit 10.10

SUBLEASE
(Lake Oswego, Oregon)

THIS SUBLEASE, dated for reference purposes only December 31, 2009 is by and between Aequitas Capital Management, Inc., an Oregon corporation ("Sublessor") and WS Technologies LLC dba Windswept Technologies, an Oregon limited liability company ("Sublessee").

RECITALS

A.           Sublessor is the holder of the tenant's interest under that certain Office Lease Agreement dated October 19, 2006 between OR-KRUSE OAKS, L.L.C., a Delaware limited liability company, as landlord (the "Master Lessor"), and Sublessor, as Tenant, as amended by that certain First Amendment to Lease (the "First Amendment") dated July 23, 2009 between Master Lessor, as landlord, and Sublessor, as tenant (together, the "Master Lease"), for premises located at 5300 Meadows Road, Lake Oswego, Oregon 97035, and more particularly described in the Master Lease (the "Sublessor Premises").

B.           Sublessee desires to sublease (i) a portion of the Sublessor Premises, as depicted on the attached Exhibit A, including the nonexclusive use of the Common Areas (as defined in the Master Lease) and all personal property owned by Sublessor and utilized by Sublessee (together, the "Premises") from Sublessor pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the parties agree as follows:

1.            Sublease.  Subject to all the terms, covenants and conditions of the Master Lease, a copy of which is attached as Exhibit B, Sublessor subleases the Premises and the Personal Property to Sublessee, and Sublessee subleases the same from Sublessor.

2.            Term.  The term of this Sublease shall be 4 years, 10 months, commencing on January 1, 2010 and terminating on October 31, 2014 (the "Term").

3.            Rent.  Sublessee shall pay to Sublessor $12,424.26 per month as rent for the Premises (the "Real Property Rent") and $6,262 per month as rent for the Personal Property (the "Personal Property Rent") (the Real Property Rent and the Personal Property Rent are together, "Rent").  Rent shall be payable in advance on the first day of each month during the Term.  Rent for any period during the Term which is for less than one month shall be a pro rata portion of the monthly installment.  The Real Property Rent will increase by 3% on January 1 of each year, beginning January 1, 2011.  The Personal Property Rent is based on current usage as reflected on the attached Schedule 1 as "Monthly Fixed Expenses".  The Personal Property Rent is subject to change based on usage by Sublessee and by mutual agreement of the parties once per quarter, and does not include personal property taxes, which personal property taxes will be the responsibility of Sublessee.

4.            Rights and Obligations of Sublessee.  Except as specifically provided in this Sublease, Sublessee shall comply with, be bound by, and shall use the Premises in accordance with all the terms, covenants and conditions of the Master Lease applicable to the lessee thereunder.  Sublessee shall perform all of the obligations of the lessee under the Master Lease and shall be entitled to the rights of Sublessor as lessee under the Master Lease, but only as applicable to the Premises.  Sublessor shall not be deemed to be in default of any term, covenant, condition or agreement in this Sublease if the Master Lessor has promised in the Master Lease to perform such term, covenant, condition or agreement and Sublessor is proceeding diligently to require the Master Lessor to perform the same.

5.            Parking.  Sublessor hereby sublicenses to Sublessee 35 of Sublessor's 71 licensed unreserved parking spaces upon the terms and conditions contained in Exhibit F of the Master Lease.

6.            Termination.  Sublessor may terminate this Agreement by written notice to Sublessee upon failure by Sublessee or microHelix, Inc. to perform any material term, covenant or condition of, or breach of any representation or warranty in the Administrative Services Agreement dated December 31, 2009 between Sublessee and Aequitas or the Amended and Restated Advisory Services Agreement dated December 31, 2009 between microHelix, Inc. and Aequitas, as applicable, and such failure or breach continues for a period of 30 days after the receipt by Sublessee of a notice of such failure or breach.

7.            Sublessor's Representations; Indemnity.  Sublessor hereby represents and warrants to Sublessee that:

a.           A true copy of the Master Lease, and all amendments thereto, is attached as Exhibit B.

b.           The Master Lease is in good standing according to its terms as of the date hereof and will be in good standing according to its terms during the Term.

c.           Sublessor shall pay to the Master Lessor, as and when due, all rents required to be paid by the terms of the Master Lease, and shall otherwise perform all Sublessor's obligations as required by the terms of the Master Lease during the term of this Sublease.

d.           Sublessor has provided Master Lessor with notice of this Sublease pursuant to Section 11.04 of the Master Lease.

e.           Sublessor has obtained Master Lessor's consent to the sublicense of parking spaces to Sublessee as required by Exhibit F of the Master Lease.

Sublessor agrees to protect, defend and hold Sublessee harmless from and against any loss, liability or claim cost or expense (including attorney fees) relating to or arising out of (i) the inaccuracy of any warranty contained in this Agreement, (ii) any act, occurrence, omission, event or condition relating to the Lease or the Premises which first occurred or existed prior to the date of this Sublease, and (iii) Sublessor's breach of the Master Lease.

8.            Sublessee's Indemnity.  Sublessee shall protect, defend and hold Sublessor harmless from and against any loss, liability or claim, cost or expense (including attorney fees) (a "Loss") relating to or arising out of Sublessee's use and occupancy of the Premises during the term of this Sublease to the extent such Loss is not caused or contributed to by Sublessor.

9.            Notices.  Each notice, consent, request, or other communication required or permitted under this Agreement will be in writing, will be delivered personally or sent by certified mail (postage prepaid, return receipt requested) or by a recognized US overnight courier, and will be addressed as follows:

If to Sublessee:	WS Technologies LLC
Attn: President
5300 SW Meadows Road, Suite 400
Lake Oswego, OR 97035

If to Sublessor:	Aequitas Capital Management, Inc.
Attn: Legal Department
5300 SW Meadows Road, Suite 400
Lake Oswego, OR 97035

Each notice, consent, request, or other communication will be deemed to have been received by the party to whom it was addressed (a) when delivered if delivered personally; (b) on the second business day after the date of mailing if mailed; or (c) on the date officially recorded as delivered according to the record of delivery if delivered by overnight courier.  Each party may change its address for purposes of this Agreement by giving written notice to the other party in the manner set forth above.

10.          Incorporation.  Except as limited or modified by this Sublease, all of the terms and conditions of the Master Lease shall apply as if the Sublessor was the lessor and the Sublessee was the lessee thereunder.  Master Lease Paragraphs 1.03, 1.04, 1.05, 1.06, 1.07, 1.08, 1.09, 1.10, 1.12, 1.14, 1.16, 3.01, 3.02, 3.03, 4, 6, 26.05(b), Exhibit B, Exhibit C, Exhibit D, Paragraph 2 of Exhibit F, Paragraphs 3 of Exhibit F, and First Amendment Paragraphs 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14 are not incorporated in this Sublease.

11.          Attorney Fees.  In the event of any litigation to enforce or declare any of the provisions of this Agreement, the prevailing party shall recover and the losing party shall pay the reasonable attorney fees incurred by the prevailing party at the trial or arbitration and upon any appeals therefrom, as determined by the respective courts or arbitrators.

12.          Successor Interest.  All the terms and provisions of this Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.          Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of Oregon without regard to its conflicts of laws provisions.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first set forth above.

SUBLESSOR:	AEQUITAS CAPITAL MANAGEMENT, an Oregon corporation

	By	/s/ Robert J. Jesenik
Robert J. Jesenik, President

SUBLESSEE:	WS TECHNOLOGIES LLC, an Oregon limited liability company
By microHelix, Inc., its Manager

	By	/s/ Brian A. Oliver
Brian A. Oliver, Secretary